Exhibit 10.2

Restricted Stock Units (Domestic and International)

Award Date: January 28, 2016

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933

Dear Awardee:

On behalf of the Management Development and Compensation Committee (“Committee”) of the Board of Directors, I am pleased to tell you that the Committee has awarded you Restricted Stock Units (“RSUs”). Each RSU entitles you, upon satisfaction of the continuous employment and other requirements set forth in this letter and the Plan, to receive from Lockheed Martin Corporation (“Corporation”): (i) one (1) share of the Corporation’s common stock, par value $1.00 per share, (“Stock”); and (ii) a cash payment equal to the sum of any cash dividends paid to stockholders of the Corporation during the Restricted Period (as defined below), each in accordance with the terms of this letter, the Lockheed Martin Corporation 2011 Incentive Performance Award Plan (“Plan”), as amended, and any rules and procedures adopted by the Committee.

This letter constitutes the Award Agreement for your RSUs and sets forth some of the terms and conditions of your Award under the Plan, as determined by the Committee. Additional terms and conditions, including tax information, are contained in the Plan and in the Prospectus relating to the Plan of which the Plan and this Award Agreement are a part. In the event of a conflict between this letter and the Plan, the Plan document will control. The number of RSUs awarded to you and the Prospectus are available at http://www.stockplanconnect.com.

The term Restricted Stock Unit or RSU as used in this Award Agreement refers only to the Restricted Stock Units awarded to you under this Award Agreement. References to the “Corporation” include Lockheed Martin Corporation and its Subsidiaries.

Your Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by completing the electronic receipt or returning an executed copy of this Award Agreement to the Vice President of Compensation and Performance Management as instructed below as soon as possible but in no event later than May 31, 2016. If you do not properly acknowledge your acceptance of this Award Agreement on or before May 31, 2016, this Award will be forfeited.

Assuming prompt and proper acknowledgement of your acceptance of this Award Agreement as described above, this Award will be effective as of the Award Date. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award and your agreement to be bound by the restrictions contained in Section 15, and Exhibit A (“Post-Employment Conduct Agreement”) and Exhibit B (“Stock Ownership Requirements”), as amended from time to time.

Award Date: January 28, 2016

1.	CONSIDERATION FOR AWARD

The consideration for the RSUs is your continued service to the Corporation as an Employee during the Restricted Period set forth below. If you do not continue to perform services for the Corporation as an Employee during the entire Restricted Period as set forth below under “RESTRICTED PERIOD, FORFEITURE,” your Award will be forfeited in whole or in part.

2.	RIGHTS OF OWNERSHIP, RESTRICTIONS ON TRANSFER

During the Restricted Period, your RSUs will be subject to forfeiture. Until the Restricted Period ends with respect to a particular RSU and a share of Stock is delivered to you, you generally will not have the rights and privileges of a stockholder. In particular, you will not have the right to vote your RSUs on any matter put to the stockholders of the Corporation; you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber RSUs; and you will not have the right to receive any dividends paid to stockholders or dividend equivalents on the RSUs.

Upon expiration or termination of the Restricted Period with respect to your RSUs, and subject to the forfeiture provisions set forth below, each RSU for which the restrictions have lapsed will be exchanged for a certificate (either in paper or book entry form) evidencing one (1) share of Stock issued in your name (or the name of your designated Beneficiary in the event of your death) and an amount equal to the cash dividends that would have been paid to you had you owned such share from the Award Date until the expiration or termination of the Restricted Period (“Deferred Dividend Equivalents” or “DDEs”). Your shares and the cash payment for the DDEs will be delivered to you as soon as practicable, but not later than sixty (60) days after the expiration or termination of the Restricted Period.

The certificates delivered to you may contain any legend the Corporation determines is appropriate under the securities laws.

You are responsible for payment of all Taxes imposed on you as a result of the Award. The Corporation will comply with all applicable U.S. Tax withholding requirements applicable to the RSUs, the DDEs, and associated Stock. Please see the prospectus for the Plan for a discussion of certain material U.S. Tax consequences of the Award. Any withholding Tax on shares of Stock (and associated DDEs) deliverable to you may be satisfied by means of the Corporation’s reducing the number of shares of Stock (and associated DDEs) deliverable to you in respect of a vested Award, based upon the minimum rate of withholding prescribed by law.

If any Tax withholding is required with respect to any Award (including with respect to associated DDEs) during the Restricted Period, the Corporation generally shall accelerate vesting on a number of shares of Stock and/or DDEs with a value equal to the Tax withholding obligation and the vested shares of Stock and/or vested DDEs will be used to satisfy the Tax withholding obligation. Your Award will be reduced by the number of shares of Stock and/or DDEs that are accelerated pursuant to the prior sentence.

The Corporation shall also have the right to (i) offset any other obligation of the Corporation to you (including, but not limited to withholding from your salary) by an amount sufficient to satisfy the Tax withholding obligation, or (ii) require you (or your Beneficiary) to pay the Corporation an amount equal to the Tax withholding obligation.

Award Date: January 28, 2016

If you are a taxpayer in a country other than the U.S., you agree to make appropriate arrangements with the Corporation or its subsidiaries for the satisfaction of all income and employment tax withholding requirements, as well as social insurance contributions applicable to the RSUs, the DDEs, and associated Stock. Please see the tax summary for your country at http://www.stockplanconnect.com. If you are a taxpayer in a country other than the U.S., you represent that you will consult with your own tax advisors in connection with this Award and that you are not relying on the Corporation for any tax advice.

If a payment under this Award constitutes nonqualified deferred compensation under Section 409A of the Code, no payment due upon termination of employment shall be made unless the termination of employment is a “separation from service” as defined in Section 409A of the Code and accompanying regulations. In the event Code section 409A(a)(2)(B)(i) applies because you are a specified employee receiving a distribution on account of a termination of employment, delivery of Stock and the DDEs may be delayed for six months from such date. Similarly, if you are an Insider subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”), delivery of Stock following the expiration of the Restricted Period for any reason may be delayed for six months. For example, if the delivery of the Stock would result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, delivery will be delayed until the earliest date upon which the delivery either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

After the Stock is delivered to you, you will enjoy all of the rights and privileges associated with ownership of the shares, including the right to vote on any matter put to stockholder vote, to receive dividends, and to encumber, sell or otherwise transfer the shares. You should note, however, that, while the shares would thus be free of the restrictions imposed during the Restricted Period, your ability to sell or pledge the shares may be limited under the federal securities laws or corporate policy.

You have the right to designate a Beneficiary to receive your shares in exchange for your RSUs and cash in respect of the DDEs in the event of your death during the Restricted Period by completing a Beneficiary designation form available at http://www.stockplanconnect.com and returning it to the Vice President of Compensation and Performance Management at the address below.

If, at your death, a completed Beneficiary designation form is not on file with the office of the Vice President of Compensation and Performance Management (or if your Beneficiary predeceases you), the Stock and cash payment for the DDEs in respect of your RSUs will be transferred to your estate.

3.	RESTRICTED PERIOD, FORFEITURE

Except as otherwise provided in Section 4 below or as required to satisfy a Tax withholding obligation as provided in Section 2 above, the vesting of the RSUs awarded under this Award Agreement along with the DDEs is subject to the following:

Award Date: January 28, 2016

(a) Restricted Period. All of your RSUs will be forfeited and all of your rights to the RSUs and to receive Stock for your RSUs and to receive cash payment for the DDEs will cease without further obligation on the part of the Corporation unless (i) you personally accept this Award Agreement as provided below by May 31, 2016, and (ii) you provide services to the Corporation as an Employee of the Corporation throughout the entire Restricted Period. The Restricted Period begins on the Award Date and terminates on January 28, 2019, subject only to the specific exceptions provided below.

(b) RSU Performance Goal. If you are an Elected Officer of the Corporation as of the Award Date, you will forfeit a number of whole RSUs to the extent that your “RSU Award Value” exceeds your “RSU Performance Goal” as follows:

(i)	At its first meeting after the Corporation finalizes the financial results for the year ending December 31, 2016, the Committee will multiply the number of RSUs awarded to an Elected Officer under this Award Agreement by the Fair Market Value of Stock on the Award Date ($_____) (“RSU Award Value”). The Committee will then compare the RSU Award Value to the product of the Designated Percentage (as defined herein) and the Corporation’s Cash Flow for the year ending December 31, 2016, (with the product being referred to as the “RSU Performance Goal”). If your RSU Award Value exceeds your RSU Performance Goal (with the amount of that excess referred to as the “Performance Shortfall”) then you will forfeit the number of whole RSUs that are equal to the Performance Shortfall divided by the Fair Market Value of Stock on the Award Date ($_____). For the Chief Executive Officer and President, the Designated Percentage shall be 0.20%. For all other elected officers, the Designated Percentage shall be 0.10%.

(ii)	For purposes of this Award Agreement, Cash Flow for any period means net cash flow from operations but not taking into account: (i) the aggregate difference between the amount forecasted in the Corporation’s 2016 Long Range Plan to be contributed by the Corporation to the Corporation’s defined benefit pension plans during the period and the actual amounts contributed by the Corporation during the period; and (ii) any tax payments or tax benefits during the period associated with the divestiture of business units, other than tax payments or tax benefits that were included in the Corporation’s 2016 Long Range Plan. Cash Flow shall be determined by the Committee based upon the comparable numbers reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the period for which Cash Flow is being determined, the Committee shall determine Cash Flow in a manner consistent with the historical practices used by the Corporation in determining net cash provided by operating activities as reported in its audited consolidated statement of cash flows, in either case as modified by this paragraph.

If any applicable requirement is not satisfied, you may forfeit all or part of your RSUs. Upon forfeiture, you will no longer have the right to receive Stock for forfeited RSUs or to receive cash payments for the DDEs associated with the forfeited RSUs. If you are awarded more than one RSU Award within the same calendar year, such Awards will be aggregated for the purpose of applying your RSU Performance Goal, and your Performance Shortfall will be applied pro rata to each of your Awards.

Award Date: January 28, 2016

4.	DEATH, DISABILITY, LAYOFF, RETIREMENT

(a)	Death and Disability

Your RSUs and the DDEs will immediately vest and no longer be subject to the continuing employment requirement or the potential forfeiture to the extent of a Performance Shortfall if:

(i)	you die while still employed by the Corporation; or

(ii)	you terminate employment as a result of your total disability. Your employment will be treated as terminating because of a total disability on the date you commence receiving a benefit under the Corporation’s long-term disability plan in which you participate (or, if you are not enrolled in the Corporation’s long-term disability plan, on the date on which long-term disability benefits would have commenced under the plan under which you would have been covered, had you enrolled, using the standards set forth in that plan).

The vested RSUs will be exchanged for shares of Stock, and the DDEs will be paid in cash as soon as practicable, but no later than sixty (60) days after the date of your termination of employment on account of death or total disability, and in no event later than the March 15 next following the year in which such termination occurs.

In the event that you die and have not properly acknowledged acceptance of the Award prior to your death (or by May 31, 2016, whichever comes first), you will forfeit all of your RSUs granted hereunder and all of your rights to the RSUs and to receive Stock for your RSUs and the DDEs will cease without further obligation on the part of the Corporation.

(b)	Retirement or Layoff

If you retire or are laid off by the Corporation (including through a voluntary separation program that constitutes a window program under Code section 409A) and the effective date of your retirement or layoff is after July 28, 2016, but before January 28, 2019, you will continue to vest in your RSUs and the DDEs as if you had remained employed by the Corporation until January 28, 2019. The effective date of your retirement is the first day of the month following the date you terminate services with the Corporation. Notwithstanding the foregoing, (i) if you are an Elected Officer, your RSUs will not be considered vested until such time as the Committee makes its certification with respect to the RSU Performance Goal, if any, and the amount vested will be reduced by the Performance Shortfall, if any; or (ii) if you are an employee who has been identified by the Corporation as subject to Divestiture (as defined in Section 6 below), and the effective date of your layoff is after the Award Date but before July 28, 2016, you will continue to vest in your RSUs and the DDEs as if you remained employed by the Corporation until January 28, 2019.

The vested RSUs will be exchanged for shares of Stock, and the related DDEs associated with the vested portion of your RSUs will be paid in cash as soon as practicable, but no later than

Award Date: January 28, 2016

the earlier of sixty (60) days after the later of (i) January 28, 2019, or (ii) the date the Committee makes its certification with respect to the RSU Performance Goal (for taxpayers in Canada or as otherwise required by local country law, no later than December 31st of the year in which the award is certified).

For purposes of this provision, the term “retirement” means retirement from service following attainment of (i) age 55 and ten years of service (at the time of termination), or (ii) age 65.

If you are employed in Canada, for purposes of the Award Agreement, the date of termination of employment will be the last day of actual and active employment. For the avoidance of doubt, except as may be required by applicable minimum standards legislation, no period of notice or payment in lieu of notice that is given or that ought to have been given under any applicable law or contract in respect of such termination of employment that follows or is in respect of a period after your last day of actual and active employment, if any, will be considered as extending your period of employment for purposes of determining your entitlement under this Award Agreement.

5.	RESIGNATION OR TERMINATION BEFORE JANUARY 28, 2019

Except where prohibited by law, if you resign or your employment otherwise terminates before January 28, 2019, other than on account of death, disability, layoff, or retirement (as described above), or Divestiture or Change in Control (as described below), you will forfeit your RSUs and the related DDEs on the date of your termination.

Except where prohibited by law, if your employment terminates before January 28, 2019 by action of the Corporation due to your misconduct, then you will forfeit your RSUs and the associated DDEs on the date of your termination. If your employment terminates due to your misconduct after July 28, 2016, but before January 28, 2019, then you will not be eligible for continued vesting under Section 4(b) of the Award Agreement, even if at the time of your termination due to misconduct you have attained (i) age 55 and ten years of service, or (ii) age 65. The business area or Enterprise Operations review committee responsible for determinations of misconduct, or the Committee if you are an Elected Officer, will determine if your employment terminates due to misconduct.

6.	DIVESTITURE

In the event of a Divestiture (as defined below) of all or substantially all of a business operation of the Corporation and such Divestiture results in the termination of your employment with the Corporation or its subsidiaries and the transfer of such employment to the other party to the Divestiture or the entity resulting from the Divestiture (or its affiliate), then the Committee may arrange for such other party or entity to assume or continue your RSUs or substitute equivalent restricted securities for your RSUs, with the same terms and conditions that apply to your RSUs pursuant to this Award Agreement, and the remainder of this Section 6 shall not apply.

If (i) such assumption, continuance or substitution of your RSUs does not occur, (ii) the Divestiture results in the termination of your employment with the Corporation or its subsidiaries, and (iii) your employment transfers to the other party to the Divestiture or the entity resulting from the Divestiture (or its affiliate), then the following rules will apply:

Award Date: January 28, 2016

(a) Prorata Vesting. Subject to any Performance Shortfall and corresponding reduction to your RSUs, you shall be eligible to receive a fraction of your RSUs and the associated DDEs with respect to such fraction. The numerator of such fraction shall equal the number of days in the Restricted Period before your employment as an Employee terminated due to the Divestiture, and the denominator shall equal the total number of days in the Restricted Period. Fractional shares shall be rounded up to the next whole share.

(b) Special Rule if Retirement Eligible. Notwithstanding Section 6(a) immediately above, if at the time your employment with the Corporation or its subsidiaries terminates due to Divestiture and transfers to the other party to the Divestiture or the resulting entity to the Divestiture (or its affiliate), you are eligible for retirement treatment under Section 4(b) above (without regard to whether your termination occurs after July 28, 2016), then the Corporation will treat you as having retired and apply the vesting provision in Section 4(b) above to your RSUs.

(c) No Further Rights. The Committee shall have complete and absolute discretion to make the determinations called for under this Section 6, and all such determinations shall be binding on you and on any person who claims all or any part of your RSUs and associated DDEs on your behalf as well as on the Corporation. If you terminate employment during the Restricted Period due to Divestiture but are eligible to receive a portion of your RSUs and associated DDEs as a result of this Section 6, payment of such portion of your RSUs and associated DDEs shall be in full satisfaction of all rights you have under this Award Agreement and you will receive shares of Stock in exchange for RSUs and the cash payment for the DDEs as soon as practicable, but no later than the later of sixty (60) days after your termination of employment with the Corporation or the determination by the Committee of any Performance Shortfall.

For the purposes of this Section 6, the term “Divestiture” shall mean a transaction that results in the transfer of control of the business operation divested to any person, corporation, association, partnership, joint venture, limited liability company or other business entity of which less than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Corporation, by one or more of the Corporation’s subsidiaries or by a combination thereof.

7.	CHANGE IN CONTROL DURING THE RESTRICTED PERIOD

In the event of a consummation of a Change in Control during the Restricted Period, the number of RSUs subject to this Award (without regard to any Performance Shortfall) and associated DDEs will become vested (i) on the effective date of the Change in Control if the RSUs are not assumed, continued, or equivalent restricted securities are not substituted for the RSUs by the Corporation or its successor, or (ii) if the RSUs are assumed, continued or substituted by the Corporation or its successor, on the effective date of your involuntary termination by the Corporation or its successor other than for Cause (as defined herein, not including death or Total Disability) or your voluntary termination with Good Reason (as defined herein), in either case, within the 24-month period following the consummation of the Change in Control.

In the event the RSUs and associated DDEs vest in accordance with this Section 7 (whether immediately following the Change in Control or following your termination), the shares of Stock or equivalent substituted securities in which you have become vested and the associated DDEs (less any Tax withholding) shall be delivered to you within 14 days of the date on which you become vested.

Award Date: January 28, 2016

(a) “Cause” shall mean either of the following:

(i)	Conviction for an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic-related offenses or as a result of vicarious liability); or

(ii)	Willful misconduct that is materially injurious to the Corporation’s financial position, operating results or reputation; provided, however that no act or failure to act shall be considered “willful” unless done, or omitted to be done, by you (a) in bad faith; (b) for the purpose of receiving an actual improper personal benefit in the form of money, property or services; or (c) in circumstances where you had reasonable cause to believe that the act, omission, or failure to act was unlawful.

(b) “Good Reason” shall mean, without your express written consent, the occurrence of any one or more of the following after the Change in Control:

(i)	A material and substantial reduction in the nature or status of your authority or responsibilities;

(ii)	A material reduction in your annualized rate of base salary;

(iii)	A material reduction in the aggregate value of your level of participation in any short or long term incentive cash compensation plan, employee benefit or retirement plan or compensation practices, arrangements, or policies;

(iv)	A material reduction in the aggregate level of participation in equity-based incentive compensation plans; or

(v)	Your principal place of employment is relocated to a location that is greater than 50 miles from your principal place of employment on the date the Change in Control is consummated.

Your continued employment following an event that would constitute a basis for voluntary termination with Good Reason shall not constitute Good Reason if you consent to, or waive your rights with respect to any circumstances constituting Good Reason. In addition, the occurrence of an event described in (i) through (v) shall constitute the basis for voluntary termination for Good Reason only if you provide written notice of your intent to terminate employment within 90 days of the first occurrence of such event and the Corporation has had at least 30 days from the date on which such notice is provided to cure such occurrence. If you do not terminate employment for Good Reason within 180 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

Award Date: January 28, 2016

8.	AMENDMENT AND TERMINATION OF PLAN OR AWARDS

As provided in Section 9 of the Plan, subject to certain limitations contained within Section 9, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Committee may at any time alter or amend this Award Agreement. Notwithstanding Section 9 of the Plan, no such amendment, suspension or discontinuance of the Plan or alteration or amendment of Award Agreements will, except with your express written consent, adversely affect your rights under this Award Agreement. This Award Agreement shall not be amended or interpreted in a manner that is reasonably believed to result in the imposition of Tax under Code section 409A.

9.	ACCEPTANCE OF AWARD

No Award is enforceable until you properly acknowledge your acceptance by completing the electronic receipt or returning an executed copy of this Award Agreement to the Vice President of Compensation and Performance Management as soon as possible but in no event later than May 31, 2016. Acceptance of this Award Agreement must be made only by you personally or by a person acting pursuant to a power of attorney in the event of your inability to acknowledge your acceptance due to your disability or deployment in the Armed Forces (and not by your estate, your spouse or any other person) and constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award. The Committee has authorized electronic means for the delivery and acceptance of this Award Agreement. If you desire to accept this Award, you must acknowledge your acceptance and receipt of this Award Agreement, either electronically or by signing and returning a copy of this letter on or before May 31, 2016, as follows:

(a) Electronic Acceptance: Go to http://www.stockplanconnect.com

(b) By Mail: Nick Lossia, Vice President of Compensation and Performance Management, Lockheed Martin Corporation, Mail Point 126, 6801 Rockledge Drive, Bethesda, MD 20817

Assuming prompt and proper acknowledgment of this Award Agreement as described, this Award will be effective as of the Award Date.

If you do not personally acknowledge your acceptance of this Award Agreement on or before May 31, 2016, this Award will be forfeited as noted above.

10.	POST-EMPLOYMENT COVENANTS

Except where prohibited by law, by accepting this Award Agreement through the procedure described above, you agree to the terms of the Post-Employment Covenants contained in Exhibit A to this Award Agreement.

11.	STOCK OWNERSHIP REQUIREMENTS

Except where prohibited by law, by accepting this Award Agreement through the procedure described above, you acknowledge receipt of the Stock Ownership Requirements (“Ownership Requirements”) attached as Exhibit B and agree to comply with such Ownership

Award Date: January 28, 2016

Requirements as amended from time to time. If you are not a Vice President (or above) on January 28, 2016, but you are promoted to Vice President (or above) prior to January 28, 2019, the Ownership Requirements as in effect at that time shall become applicable to you on the date of your promotion to Vice President (or above).

12.	DATA PRIVACY CONSENT FOR EMPLOYEES LOCATED OUTSIDE OF THE UNITED STATES

To the extent recognized under applicable law, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among the Corporation for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Corporation, details of all awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Corporation may elect to administer the settlement of any award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

13.	EMPLOYEE ACKNOWLEDGEMENT

You acknowledge and agree as follows:

(a) the Plan is discretionary in nature and that the Committee may amend, suspend, or terminate it at any time;

(b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of any RSUs, or benefits in lieu of any RSUs even if RSUs have been granted repeatedly in the past;

Award Date: January 28, 2016

(c) all determinations with respect to such future RSUs, if any, including but not limited to the times when RSUs shall be granted or when RSUs shall vest, will be at the sole discretion of the Committee;

(d) your participation in the Plan is voluntary;

(e) the value of the RSUs is an extraordinary item of compensation, which is outside the scope of your employment contract (if any), except as may otherwise be explicitly provided in your employment contract;

(f) the RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

(g) the RSUs shall expire upon termination of your employment for any reason except as may otherwise be explicitly provided in the Plan and this Award Agreement;

(h) the future value of the shares is unknown and cannot be predicted with certainty; and

(i) no claim or entitlement to compensation or damages arises from the termination of the RSUs or diminution in value of the RSUs or Stock and you irrevocably release the Corporation and your employer from any such claim that may arise.

14.	ENGLISH LANGUAGE

You have received the terms and conditions of this Award Agreement and any other related communications, and you consent to having received these documents in English. If you have received this Award Agreement or any other documents related to the Plan translated into a language other than English, and if the translated version is different from the English version, the English version will control.

Quebec Residents Only: The Parties have agreed that this Award Agreement, the Plan as well as any notice, document or instrument relating to them be drawn up in English only. You acknowledge that, upon your reasonable request, the Corporation will provide a French translation of such documents to you. Les parties aux présentes ont convenu que la présente accord, le “Plan,” ainsi que tous autres avis, actes ou documents s’y rattachant soient rédigés en anglais seulement. Vous reconnaissez que, à votre demande raisonnable, “the Corporation” fournit une traduction française de ces documents à vous.

15.	ELECTRONIC DELIVERY

By executing this Award Agreement, you consent to receive copies of the Prospectus applicable to this Award from this internet site (http://www.stockplanconnect.com) as well as to electronic delivery of the Corporation’s annual report on Form 10-K, annual proxy statement and quarterly reports on Form 10-Q. This consent can only be withdrawn by written notice to the Vice President of Compensation and Performance Management at the address noted above. The Corporation may, in its sole discretion, decide to deliver any documents related to RSUs awarded

Award Date: January 28, 2016

under the Plan or future RSUs that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

16.	CURRENCY EXCHANGE RISK

If your functional currency is not the U.S. dollar, you agree and acknowledge that you will bear any and all risk associated with the exchange or fluctuation of currency associated with the RSUs, including without limitation sale of the Shares and payment of DDEs (the “Currency Exchange Risk”). Any cash payments due to you under this Award Agreement will be converted to your functional currency at the rate determined by the Corporation, in its discretion, on the last day of the Restricted Period. You waive and release the Corporation and its subsidiaries from any potential claims arising out of the Currency Exchange Risk.

17.	EXCHANGE CONTROL REQUIREMENTS

You agree and acknowledge that you will comply with any and all exchange control requirements applicable to the RSUs and the sale of Shares and any resulting funds including, without limitation, reporting or repatriation requirements.

18.	MISCELLANEOUS

If you are on leave of absence, for the purposes of the Plan, you will be considered to still be in the employ of the Corporation unless otherwise provided in an agreement between you and the Corporation.

Nothing contained in this Award Agreement shall confer upon you any right of continued employment by the Corporation or guarantee that any future awards will be made to you under the Plan. In addition, nothing in this Award Agreement limits in any way the right of the Corporation to terminate your employment at any time. Neither the value of the RSUs awarded to you nor the DDEs will be taken into account for other benefits offered by the Corporation, including but not limited to pension benefits. Notwithstanding any other provision of this Award Agreement to the contrary, no Stock will be issued to you pursuant to this Award Agreement within six months from the Award Date.

Transactions involving Stock delivered under this Award Agreement are subject to the securities laws and CPS 722 (a copy of which has been made available to you). Among other things, CPS 722 prohibits employees of the Corporation from engaging in transactions that violate securities laws or involve hedging or pledging stock. Insiders are subject to additional restrictions. The Corporation recommends that Insiders consult with the Senior Vice President, General Counsel and Corporate Secretary or her staff before entering into any transactions involving Stock or RSUs.

You have no rights as a stockholder to any securities covered by this Award Agreement until the date on which you become the holder of record of such securities. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Plan.

Award Date: January 28, 2016

Sincerely,

Patricia L. Lewis

Senior Vice President, Human Resources

(For written acceptance, please complete, sign and return by mail.)

Acknowledged by:

Signature	Date

Print Name	Employee ID

Award Date: January 28, 2016

Exhibit A

Post Employment Conduct Agreement

(RSU Grant)

This Post Employment Conduct Agreement (this “PECA”) attached as Exhibit A to the Award Agreement with an Award Date of January 28, 2016 (the “Award Agreement”) is entered into in consideration of, among other things, the grant of restricted stock units to me under the Award Agreement (the “RSUs”) pursuant to the Lockheed Martin Corporation 2011 Incentive Performance Award Plan, as amended (the “Plan”). References to the “Corporation” shall include Lockheed Martin Corporation and its Subsidiaries. By accepting the RSUs, I agree as follows:

1. Restrictions Following Termination of Employment.

(a) Covenant Not To Compete – Without the express written consent of the “Required Approver” (as defined in Section 6), during the one-year period (or two-year period for Elected Officers) following the date of my termination of employment (the “Termination Date”) with the Corporation, I will not, directly or indirectly, be employed by, provide services to, or advise a “Restricted Company” (as defined in Section 6), whether as an employee, advisor, director, officer, partner or consultant, or in any other position, function or role that, in any such case,

(i)	oversees, controls or affects the design, operation, research, manufacture, marketing, sale or distribution of “Competitive Products or Services” (as defined in Section 6) of or by the Restricted Company, or

(ii)	would involve a substantial risk that the “Confidential or Proprietary Information” (as defined in Section 1(c) below) of the Corporation (including but not limited to technical information or intellectual property, strategic plans, information relating to pricing offered to the Corporation by vendors or suppliers or to prices charged or pricing contemplated to be charged by the Corporation, information relating to employee performance, promotions or identification for promotion, or information relating to the Corporation’s cost base) could be used to the disadvantage of the Corporation.

Section 1(a)(i) and (ii) shall not apply to residents of California.

To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct (such as the ABA Model Rules of Professional Conduct and state versions thereof), Sections 1(a)(i) and (ii) and Section 1(b) relating to non-solicitation, shall apply to individuals who are employed by the Corporation in an attorney position and whose occupation during the one-year (or two-year, for Elected Officers) period following employment with the Corporation does not include practicing law.

In lieu of Section 1(a)(i) and (ii), as well as Section 1(b) relating to non-solicitation, the following Section 1(a)(iii) shall apply to individuals who are employed by the Corporation in an attorney position, and whose occupation during the one-year (or two-year, for Elected Officers) period following employment with the Corporation includes practicing law.

Award Date: January 28, 2016

(iii)	Post-employment Activity As a Lawyer – I acknowledge that as counsel to the Corporation, I owe ethical and fiduciary obligations to the Corporation and that at least some of these obligations will continue even after my Termination Date with the Corporation. I agree that after my Termination Date I will comply fully with all applicable ethical and fiduciary obligations that I owe to the Corporation. To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct, I agree that I will not:

a.	Represent any client in the same or a substantially related matter in which I represented the Corporation where the client’s interests are materially adverse to the Corporation; or

b.	Disclose confidential information relating to my representation of the Corporation, including the disclosure of information that is to the disadvantage of the Corporation, except for information that is or becomes generally known.

The Corporation’s Senior Vice President, General Counsel, and Corporate Secretary or the General Tax Counsel, as applicable, will determine in his or her discretion whether an individual is employed by the Corporation in an attorney position.

(b) Non-Solicit – Without the express written consent of the Required Approver, during the one-year period (two-year period for Elected Officers) following the Termination Date, I will not (i) interfere with any contractual relationship between the Corporation and any customer, supplier, distributor or manufacturer of or to the Corporation to the detriment of the Corporation or (ii) induce or attempt to induce any person who is an employee of the Corporation to perform work or services for any entity other than the Corporation.

(c) Protection of Proprietary Information – Except to the extent required by law, following my Termination Date, I will have a continuing obligation to comply with the terms of any non-disclosure or similar agreements that I signed while employed by the Corporation committing to hold confidential the “Confidential or Proprietary Information” (as defined below) of the Corporation or any of its affiliates, subsidiaries, related companies, joint ventures, partnerships, customers, suppliers, partners, contractors or agents, in each case in accordance with the terms of such agreements. I will not use or disclose or allow the use or disclosure by others to any person or entity of Confidential or Proprietary Information of the Corporation or others to which I had access or that I was responsible for creating or overseeing during my employment with the Corporation. In the event I become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose any proprietary or confidential information, I will immediately notify the Corporation’s Senior Vice President, General Counsel and Corporate Secretary as to the existence of the obligation and will cooperate with any reasonable request by the Corporation for assistance in seeking to protect the information. All materials to which I have had access, or which were furnished or otherwise made available to me in connection with my employment with the Corporation shall be and remain the property of the Corporation. For purposes of this PECA, “Confidential or Proprietary Information” means Proprietary Information within the meaning of CRX-015C (a copy of which has been made available to me), including but not limited to information that a person or entity desires to protect from unauthorized disclosure to third parties that can provide the person or entity with a business,

Award Date: January 28, 2016

technological, or economic advantage over its competitors, or which, if known or used by third parties or if used by the person’s or entity’s employees or agents in an unauthorized manner, might be detrimental to the person’s or entity’s interests. Confidential or Proprietary Information may include, but is not limited to:

(i)	existing and contemplated business, marketing and financial business information such as business plans and methods, marketing information, cost estimates, forecasts, financial data, cost or pricing data, bid and proposal information, customer identification, sources of supply, contemplated product lines, proposed business alliances, and information about customers or competitors, or

(ii)	existing or contemplated technical information and documentation pertaining to technology, know how, equipment, machines, devices and systems, computer hardware and software, compositions, formulas, products, processes, methods, designs, specifications, mask works, testing or evaluation procedures, manufacturing processes, or production processes.

(d) No Disparagement – Following the Termination Date, I will not make any statements, whether verbal or written, that disparage or reasonably may be interpreted to disparage the Corporation or its directors, officers, employees, technology, products or services with respect to any matter whatsoever.

(e) Cooperation in Litigation and Investigations – Following the Termination Date, I will, to the extent reasonably requested, cooperate with the Corporation in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Corporation or any of its subsidiaries or affiliates is a party or is required or requested to provide testimony and regarding which, as a result of my employment with the Corporation, I reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of this PECA, nothing in this PECA shall affect my obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

2. Consideration and Acknowledgement. I acknowledge and agree that the benefits and compensation opportunities being made available to me under the Award Agreement are in addition to the benefits and compensation opportunities that otherwise are or would be available to me in connection with my employment by the Corporation and that the grant of the RSUs is expressly made contingent upon my agreements with the Corporation set forth in this PECA. I acknowledge that the scope and duration of the restrictions in Section 1 are necessary to be effective and are fair and reasonable in light of the value of the benefits and compensation opportunities being made available to me under the Award Agreement. I further acknowledge and agree that as a result of the high level executive and management positions I hold with the Corporation and the access to and extensive knowledge of the Corporation’s Confidential or Proprietary Information, employees, suppliers and customers, these restrictions are reasonably required for the protection of the Corporation’s legitimate business interests.

Award Date: January 28, 2016

3. Remedies For Breach of Section 1; Additional Remedies of Clawback and Recoupment.

(a) If I become (or currently am) an Insider (as defined in the Plan) or receive a Long-Term Incentive Performance Award, I agree, upon demand by the Corporation, to forfeit, return or repay to the Corporation the “Benefits and Proceeds” (as defined below) in the event any of the following occur:

(i)	I breach any of the covenants or agreements in Section 1;

(ii)	The Corporation determines that either (a) my intentional misconduct or gross negligence, or (b) my failure to report another person’s intentional misconduct or gross negligence of which I had knowledge during the period I was employed by the Corporation, contributed to the Corporation having to restate all or a portion of its financial statements filed for any period with the Securities and Exchange Commission;

(iii)	The Corporation determines that I engaged in fraud, bribery or any other illegal act or that my intentional misconduct or gross negligence (including the failure to report another person’s intentional misconduct or gross negligence of which I had knowledge during the period I was employed by the Corporation) contributed to another person’s fraud, bribery or other illegal act, which in any such case adversely affected the Corporation’s financial position or reputation; or

(iv)	Under such other circumstances specified by final regulation issued by the Securities and Exchange Commission entitling the Corporation to recapture or clawback “Benefits and Proceeds” (as defined below).

(b) The remedy provided in Section 3(a) shall not be the exclusive remedy available to the Corporation for any of the conduct described in Section 3(a) and shall not limit the Corporation from seeking damages or injunctive relief.

(c) For purposes of this Section 3, “Benefits and Proceeds” means (i) to the extent I own Stock issued in respect of vested RSUs, such Stock; (ii) to the extent I no longer own the shares of Stock of the Corporation issued in respect of the RSUs, cash in an amount equal to the greater of (x) the value of such Stock on the date the associated RSUs vested (which, unless otherwise determined by the Management Development and Compensation Committee of the Board of Directors of the Corporation, shall be equal to the closing price of the shares of Stock as finally reported by the New York Stock Exchange on such date), and (y) the proceeds received in connection with the disposition of such Stock; and (iii) to the extent I have not earned the RSUs fully, all of my remaining rights, title or interest in my Award and any accrued dividend equivalents with respect thereto.

4. Injunctive Relief. I acknowledge that the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of Section 1 or the conduct described in Section 3(a), and, therefore, without prejudice to any other rights and remedies otherwise available to the Corporation at law or in equity (including but not limited to, an action under Section 3(a), the Corporation shall be entitled to the granting of injunctive relief in its favor and to specific performance without proof of actual damages and without the requirement of the posting of any bond or similar security.

Award Date: January 28, 2016

5. Invalidity; Unenforceability. It is the desire and intent of the parties that the provisions of this PECA shall be enforced to the fullest extent permissible. Accordingly, if any particular provision of this PECA is adjudicated to be invalid or unenforceable, this PECA shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

6. Definitions. Capitalized terms not defined in this PECA have the meaning given to them in the Plan, as applicable. For purposes of this PECA, the following terms have the meanings given below:

(a) “Restricted Company” means The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, the Raytheon Company, United Technologies Corporation, Honeywell International Inc., BAE Systems Inc., L-3 Communications Corporation, the Harris Corporation, Thales, Airbus Group, Inc., Textron Inc., Finmeccanica SpA and (i) any entity directly or indirectly controlling, controlled by, or under common control with any of the foregoing, and (ii) any successor to all or part of the business of any of the foregoing as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction.

(b) “Competitive Products or Services” means products or services that compete with, or are an alternative or potential alternative to, products sold or services provided by a subsidiary, business area, division or operating unit or business of the Corporation as of the Termination Date and at any time within the two-year period ending on the Termination Date; provided, that, (i) if I had direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided during that two-year period by the subsidiary, business area, division or operating unit of the Corporation for which I had responsibility, and (ii) if I did not have direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided by a subsidiary, business area, division or operating unit of the Corporation for which I had access (or was required or permitted such access in the performance of my duties or responsibilities with the Corporation) to Confidential or Proprietary Information of the Corporation at any time during the two-year period ending on the Termination Date.

(c) “Required Approver” means:

(i)	with respect to the Chief Executive Officer and President, the Management Development and Compensation Committee of the Corporation’s Board of Directors;

(ii)	with respect to any Elected Officer (other than the Chief Executive Officer and President), the Corporation’s Chief Executive Officer; or

(iii)	with respect to all other employees, the Senior Vice President, Human Resources of the Corporation.

Award Date: January 28, 2016

(d) “Elected Officer” means an officer of the Corporation who was elected to his or her position by the Corporation’s Board of Directors.

7. Miscellaneous.

(a) The Plan, the Award Agreement (with Exhibit B) and this PECA constitute the entire agreement governing the terms of the award of the RSUs to me.

(b) This PECA shall be governed by Maryland law, without regard to its provisions governing conflicts of law. Any enforcement of, or challenge to, this PECA may only be brought in the Circuit Court of Maryland or the United States District Court for the District of Maryland. Both parties consent to the proper jurisdiction and venue of the Circuit Court of Maryland and the United States District Court for the District of Maryland for the purpose of enforcing or challenging this PECA.

(c) This PECA shall inure to the benefit of the Corporation’s successors and assigns and may be assigned by the Corporation without my consent.

(d) This PECA provides for certain obligations on my part following the Termination Date and shall not, by implication or otherwise, affect in any way my obligations to the Corporation during the term of my employment by the Corporation, whether pursuant to written agreements between the Corporation and me, the provisions of applicable Corporate policies that may be adopted from time to time or applicable law or regulation.

This PECA is effective as of the acceptance by me of the award of RSUs under the Award Agreement and is not contingent on the vesting of my RSUs.

Award Date: January 28, 2016

Exhibit B

Stock Ownership Requirements

Lockheed Martin’s Stock Ownership Requirements for Key Employees apply to all senior level positions of Vice President and above. This reflects the expectations of our major shareholders that management demonstrate its confidence in Lockheed Martin through a reasonable level of personal share ownership. This practice is consistent with other major U.S. corporations which link some portion of personal financial interests of key employees with those of shareholders.

Stock Ownership Requirements

Title	Annual Base Pay Multiple
Chairman, President, and Chief Executive Officer	6 times
Chief Operating Officer	5 times
Chief Financial Officer	4 times
Executive Vice Presidents	3 times
Senior Vice Presidents	2 times
Other Elected Officers	2 times
Other Vice Presidents	1 times

Satisfaction of Requirements

Covered employees may satisfy their ownership requirements with common stock in these categories:

•	Shares owned directly.
•	Shares owned by a spouse or a trust.
•	Shares represented by monies invested in 401(k) Company Common Stock Funds or comparable plans.
•	Share equivalents as represented by income deferred to the Company Stock Investment Option of the Deferred Management Incentive Compensation Plan (DMICP).
•	Unvested Restricted Stock Units.
•	Unvested Performance Stock Units granted in 2014 (based on the Target Award).

Key employees will be required to achieve the appropriate ownership level within 5 years and are expected to make continuous progress toward their target. Appointment to a new level will reset the five year requirement. Unexercised options prior to vesting are not counted toward meeting the guidelines.

Holding Period

Covered employees must retain net vested Restricted Stock Units and Performance Stock Units and the net shares resulting from any exercise of stock options if the ownership requirements are not yet satisfied.

Covered employees are asked to report annually on their progress toward attainment of their share ownership goals.